                                                                    Exhibit 99.1

                           Consolidated Financial Statements

                           Numatics, Incorporated

                           Years ended December 31, 1998, 1997 and 1996 with Report of Independent Auditors

                         Report of Independent Auditors

Board of Directors
Numatics, Incorporated


We have audited the accompanying consolidated balance sheets of Numatics, Incorporated as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numatics, Incorporated and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                               /s/ Ernst & Young LLP



March 5, 1999
Detroit, Michigan

                             Numatics, Incorporated

                          Consolidated Balance Sheets


                                                           December 31
                                                     1998              1997
                                              ----------------------------------
Assets
Current assets:
 Cash and cash equivalents                        $  1,121,142      $    701,072
 Trade receivables, less allowances of $58,000
   in 1998 and $61,000 in 1997                      21,607,221        22,174,234
 Inventories                                        33,064,783        27,953,158
 Other current assets                                4,489,792         2,220,852
                                              ----------------------------------
Total current assets                                60,282,938        53,049,316



Other assets:
 Goodwill, net of accumulated amortization           6,479,487         6,839,952
 Other intangible assets, net of accumulated
    amortization                                     5,781,321         4,492,380
 Deferred income taxes                               2,000,730         2,323,362
 Investment in affiliates                            2,157,893         2,000,000
 Other                                                 485,398           390,895
                                              ----------------------------------
                                                    16,904,829        16,046,589


Properties:
 Land                                                1,524,383         1,631,658
 Buildings and improvements                         11,620,518        12,072,592
 Machinery and equipment                            45,928,301        39,799,217
                                              ----------------------------------
                                                    59,073,202        53,503,467
 Less accumulated depreciation                     (27,049,324)      (24,064,119)
                                              ----------------------------------
                                                    32,023,878        29,439,348
                                              ----------------------------------
                                                  $109,211,645      $ 98,535,253
                                              ==================================

                                                          December 31
                                                     1998             1997
                                              ---------------------------------
Liabilities and accumulated deficiency
Current liabilities:
 Accounts payable trade                           $  8,498,737     $  9,641,314
 Accrued expenses                                    5,379,770        2,225,444
 Compensation and employee benefits                  4,876,073        4,574,794
 Taxes, other than income and
  single business tax                                  100,079          427,349
 Income and single business tax                        246,983        1,651,266
 Current portion of long-term debt                   3,457,072        7,060,060
                                               --------------------------------
Total current liabilities                           22,558,714       25,580,227

Long-term debt, less current portion               156,917,908      135,696,137
Deferred retirement benefits                         4,202,480        3,202,440
Deferred income taxes                                  269,399          536,428

Redeemable warrant                                           -        3,102,138

Minority interest in subsidiaries
 (redeemable upon the happening of
 certain events outside the control
 of the Company: $1,285,640 in 1998
 and $1,112,173 in 1997)                               554,822          348,445

Accumulated deficiency:
   Common stock $.01 par value, 250,000 shares
   authorized; 21,276 shares outstanding and
   related additional paid in capital                4,602,151        1,500,000

   Accumulated deficiency                          (79,098,886)     (71,031,763)
   Equity adjustment from foreign currency
   translation                                        (794,943)        (398,799)
                                              ---------------------------------
                                                   (75,291,678)     (69,930,562)
                                              ---------------------------------
                                                  $109,211,645     $ 98,535,253
                                              =================================

See accompanying notes.

                             Numatics, Incorporated

                     Consolidated Statements of Operations

                                                 Year ended December 31
                                   ------------------------------------------------
                                          1998            1997            1996
                                   ------------------------------------------------

Net sales                             $139,414,542     $147,097,265    $132,015,363

Costs and expenses:
 Cost of products sold                  87,955,957       93,784,880      81,676,256
 Marketing, engineering, general
  and administrative                    30,771,234       31,830,324      28,253,122
 Single business tax                      (609,216)         945,450         885,150
                                   ------------------------------------------------
Operating income                        21,296,567       20,536,611      21,200,835

Other expenses:
 Interest and other financing
  expenses                              15,926,521       17,020,961      16,763,096
 Other                                     236,455        1,348,059         534,949
                                   ------------------------------------------------
Income before income taxes and
 extraordinary item                      5,133,591        2,167,591       3,902,790
Income taxes                             2,282,713          903,768       1,895,006
                                   ------------------------------------------------
Income before extraordinary
 item                                    2,850,878        1,263,823       2,007,784
Extraordinary item - early
 extinguishment of debt, net of
 income taxes of $2,534,000             (4,918,000)              --              --
                                   ------------------------------------------------
Net income (loss)                     $ (2,067,122)    $  1,263,823    $  2,007,784
                                   ================================================

See accompanying notes.

                             Numatics, Incorporated

                Consolidated Statements of Stockholders' Equity


                                                           Class A Common Stock
                                                          And Related Additional
                                                         Paid in Capital $.01 par     Retained
                                                         250,000 Shares Authorized    Earnings       Currency        Total
                                                           Shares       Amount      (Deficiency)   Translation      Amount
                                                       ----------------------------------------------------------------------

Balance, January 1, 1996                                     20,000     $1,500,000  $(74,303,370)    $ 166,578   $(72,636,792)
 Net income for 1996                                                                   2,007,784                    2,007,784
 Equity adjustment from
  foreign currency
  Translation                                                                                         (234,907)      (234,907)
                                                       ----------------------------------------------------------------------
Comprehensive income for 1996                                                                                       1,772,877
                                                       ----------------------------------------------------------------------
Balance, December 31, 1996                                   20,000      1,500,000   (72,295,586)      (68,329)   (70,863,915)
 Net income for 1997                                                                   1,263,823                    1,263,823
 Equity adjustment from
  foreign currency
  translation                                                                                         (330,470)      (330,470)
                                                       ----------------------------------------------------------------------
Comprehensive income for 1997                                                                                       1,028,916
                                                       ----------------------------------------------------------------------
Balance, December 31, 1997                                   20,000      1,500,000   (71,031,763)     (398,799)   (69,930,562)
 Net loss for 1998                                                                    (2,067,122)                  (2,067,122)
 Equity adjustment from
  foreign currency
  translation                                                                                         (396,144)      (396,144)
                                                       ----------------------------------------------------------------------
Comprehensive loss for 1998                                                                                        (2,463,266)
                                                       ----------------------------------------------------------------------
 Redemption of warrant                                        1,276      3,102,151                                  3,102,151
 Dividends                                                                            (6,000,001)                  (6,000,001)
                                                       ----------------------------------------------------------------------
Balance, December 31, 1998                                   21,276     $4,602,151  $(79,098,886)    $(794,943)  $(75,291,678)
                                                       ======================================================================

See accompanying notes.

                             Numatics, Incorporated

                     Consolidated Statements of Cash Flows


                                                                           Year ended December 31
                                                       -----------------------------------------------------------
                                                                1998                1997                1996
                                                       -----------------------------------------------------------
Operating activities
Net income (loss)                                             $  (2,067,122)       $ 1,263,823         $ 2,007,784
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation                                                    4,130,129          3,547,742           3,212,672
  Amortization                                                    1,319,083          1,452,065           1,275,887
  Deferred interest expense                                       2,059,894          7,313,204           6,154,299
  Extraordinary item - early extinguishment of debt               4,918,000                  -                   -
  Minority interest in earnings                                     206,377            103,218              93,104
  Deferred taxes                                                     56,992           (119,748)            499,723
  Deferred retirement benefits                                    1,000,040            738,205             708,350
  Unrealized foreign currency (gains) losses                       (227,776)         1,191,826             233,135
  Changes in operating assets and liabilities:
   Trade receivables                                                574,473         (2,200,958)         (1,071,434)
   Inventories                                                   (4,962,350)        (3,653,789)          1,733,855
   Other current accounts                                        (1,162,181)          (833,655)           (147,858)
   Accounts payable and accrued expenses                          1,871,894          1,006,333          (1,908,611)
   Compensation and employee benefits                               295,247            600,539            (156,175)
   Taxes, other than income and single business tax                (327,270)           (33,337)             19,361
   Income and single business taxes                                (107,151)           671,640             442,291
                                                       -----------------------------------------------------------
 Net cash provided by operating activities                         7,578,279         11,047,108          13,096,383

Investing activities
Capital expenditures                                             (6,605,293)        (7,880,756)         (5,594,374)
Other investments                                                  (308,001)            72,681             202,380
                                                       -----------------------------------------------------------
Net cash used in investing activities                            (6,913,294)        (7,808,075)         (5,391,994)

Financing activities
Proceeds from long-term borrowing                               153,721,799                  -                   -
Debt repayments                                                (138,471,530)        (4,915,021)         (8,019,709)
Debt issuance costs                                              (5,195,248)                 -            (322,995)
Extraordinary item - early extinguishment of debt                (4,194,345)                 -                   -
Dividends paid                                                   (6,000,001)                 -                   -
Other                                                                    13          1,600,603           1,062,605
                                                       -----------------------------------------------------------
 Net cash used in financing activities                             (139,312)        (3,314,418)         (7,280,099)
Effect of exchange rate changes on cash                            (105,603)           (76,941)           (149,005)
                                                       -----------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                420,070           (152,326)            275,285
Cash and cash equivalents at beginning of year                      701,072            853,398             578,113
                                                       -----------------------------------------------------------
Cash and cash equivalents at end of year                      $   1,121,142        $   701,072         $   853,398
                                                       ===========================================================

See accompanying notes.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements

                               December 31, 1998

1. Significant Accounting Policies

Nature of the Business

The Company develops and manufactures pneumatic components for automated machinery used in various industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Numatics, Incorporated, its wholly owned subsidiaries and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts, transactions and profits.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products principally to domestic and international distributors. Management performs ongoing evaluations of its accounts receivable, and credit losses have been minimal and within management's expectations.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by use of the first-in, first-out method.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


1. Significant Accounting Policies (continued)

Properties and Depreciation

Properties are stated on the basis of cost. Properties are depreciated over their estimated useful lives ranging from three to forty years, principally by the straight-line method. Expenditures for repairs and maintenance which do not extend the life of the asset are expensed as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred taxes are provided for the differences between financial statement and income tax accounting.

Environmental Liabilities

The Company recognizes estimated environmental liabilities when a loss is probable. Such liabilities are generally not subject to insurance coverage. The Company's environmental liabilities were not material as of December 31, 1998 and 1997.

Revenue Recognition

The Company recognizes revenue when goods are shipped to the customer.

Fair Value of Financial Instruments

At December 31, 1998, the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, debt and investments approximate fair value.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


2. Long-Term Debt and Warrant

The Company's long-term debt consisted of the following:

                                                                                    December 31
                                                                             1998                1997
                                                                    -----------------------------------------
Senior subordinated notes due in 2008 bearing interest at 9.625%            $115,000,000                   -
Term loans payable in U.S. dollars in minimum quarterly
 installments of $500,000 plus interest at LIBOR plus 3.125%
 (8.40563% at December 31, 1998), due in 2004                                 18,539,957         $ 36,551,123
Term loans payable in U.S. dollars in minimum quarterly
 installments of $37,500 plus interest at LIBOR plus 3.375%
 (8.65563% at December 31, 1998), due in 2005                                 15,079,487           42,898,000
Senior subordinated note bearing interest at 18%,
 face value $30,000,000 less discount plus deferred interest                           -           40,365,366
Revolving notes payable to banks, due in 2004                                  8,049,199           18,670,208
Williamston County Tennessee Industrial Revenue Bond                           2,500,000            2,500,000
Other                                                                          1,206,337            1,771,500
                                                                    -----------------------------------------
                                                                             160,374,980          142,756,197
Less current maturities                                                        3,457,072            7,060,060
                                                                    -----------------------------------------
                                                                            $156,917,908         $135,696,137
                                                                    =========================================

In 1998, Numatics, Inc. issued $115,000,000 of senior subordinated notes due in 2008 and replaced its existing credit agreements with banks. In connection with the issuance of those subordinated notes and new credit agreements, the Company recognized as extraordinary items $2,150,000, net of taxes, for the write-off of deferred financing costs, $1,591,000, net of taxes, for the amortization of the previous unamortized discount on its previous senior subordinated note and $1,177,000, net of taxes, for prepayment penalties associated with the previous debt agreement.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements

2. Long-Term Debt and Warrant (continued)

The Company entered into credit agreements with banks in 1998 that included two term loans payable in U.S. dollars and a revolving note payable. Amounts due under the credit agreements are senior to amounts due under the senior subordinated note due in 2008. The credit agreements provide for the calculation of interest based on LIBOR plus a variable rate. The variable rate is subject to change based on a periodic recalculation of funded debt to earnings before interest, taxes, depreciation and amortization. The revolving loan portion of the agreement defines a formula for a borrowing base and establishes maximum borrowing amounts ($32,000,000 in the U.S. and $3,000,000 in Germany). The credit agreements contain various covenants including requirements for minimum earning levels, leverage ratios and cash flow ratios, and certain dividend restrictions. The Company was in compliance with all of these debt covenants as of December 31, 1998.

The Company has pledged substantially all of its tangible and intangible assets as collateral for the debt outstanding.

Minimum contractual maturities of long-term liabilities for the years following 1998 are as follows: 1999-$3,457,000; 2000-$3,283,000; 2001-$3,566,000; 2002-
$4,235,000 thereafter $145,834,000. In addition, the Company is required to make a payment on the term loans in an amount equal to 50% of excess cash flow, as defined in the agreements.

Interest paid approximated $17,973,000 in 1998 (which includes $7,452,000 from the write off of deferred financing fees, amortization of unamortized discount on the previous senior subordinated debt and prepayment penalties associated with the previous debt agreement), $9,606,000 in 1997 and $9,009,000 in 1996.

In connection with the issuance of the Company's previous senior subordinated note in 1995, the Company issued an excercisable warrant, redeemable at the option of the holder at a price computed at a multiple of earnings as defined in the warrant agreement, with rights to purchase 1,276.60 shares of Class A common stock for $.01 per share. The warrant was exercised in 1998.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


3. Goodwill and Other Intangible Assets

Intangible assets at December 31 are comprised of the following:

                                                            Amortization
                                                               Period
                                  1998           1997          (years)
                            ---------------------------------------------
Product drawings                $ 1,090,000   $ 1,090,000         15
Numasize software                 1,021,000     1,021,000         10
Deferred financing costs          5,962,915     5,282,255       5 to 10
Goodwill                          8,426,163     9,488,996         25
                            -----------------------------
                                 16,500,078    16,882,251
Less accumulated
 amortization                     4,239,270     5,549,919
                            -----------------------------
                                $12,260,808   $11,332,332
                            =============================

The Company periodically evaluates intangible assets for indicators of impairment in value. If impairment is indicated, the Company evaluates its related undiscounted cash flows and, if appropriate, revalues the asset based on its fair values.

4. Income Taxes

The components of income before income taxes and extraordinary item consisted of the following:

                               1998          1997          1996
                         -------------------------------------------

Domestic                     $3,266,000    $1,747,000     $2,102,000
International                 1,868,000       421,000      1,801,000
                         -------------------------------------------
                             $5,134,000    $2,168,000     $3,903,000
                         ===========================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements

4. Income Taxes (continued)

Significant components of the provision for income taxes are as follows:

                                       1998           1997          1996
                                 -------------------------------------------
Current:
 Federal                             $1,074,000    $ 1,091,000    $  278,000
 Foreign                                739,000        888,000       976,000
                                 -------------------------------------------
                                      1,813,000      1,979,000     1,254,000
Deferred (credit):
 Federal                                289,000       (429,000)      620,000
 Foreign                                181,000       (646,000)       21,000
                                 -------------------------------------------
                                        470,000     (1,075,000)      641,000
                                 -------------------------------------------
                                     $2,283,000    $   904,000    $1,895,000
                                 ===========================================

The reconciliation of income taxes computed at the United States federal statutory tax rate to income tax expense is:

                                       1998           1997           1996
                                 --------------------------------------------
Income taxes at U.S. statutory
 rate                                $1,745,421      $ 736,981     $1,326,949
International rate differences         (284,518)      (295,455)       368,757
Other                                   822,097        462,474        199,284
                                 --------------------------------------------
                                     $2,283,000      $ 904,000     $1,895,000
                                 ============================================

No provision for U.S. federal income taxes has been made on the undistributed earnings of the Canadian subsidiary for which earnings are considered permanently invested ($4,474,000 at December 31, 1998, $3,884,000 at December 31, 1997, and $2,772,000 at December 31, 1996).

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


4. Income Taxes (continued)

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                               1998           1997
                                         -----------------------------
Deferred tax assets:
  Intangible amortization                    $1,932,000    $ 2,150,000
  Deferred compensation                       1,956,000      1,595,000
  Inventory                                     269,000        329,000
  Other deferred assets                         464,000        354,000
  Net operating loss carryforward               871,000      2,146,000
                                         -----------------------------
                                              5,492,000      6,574,000

Valuation allowance                            (465,000)    (1,066,000)
                                         -----------------------------
                                              5,027,000      5,508,000

Deferred tax liabilities:
  Depreciation                                2,289,000      2,513,000
  Other deferred liabilities                    390,000        369,000
  Foreign currency exchange gains               617,000        839,000
                                         -----------------------------
Total deferred tax liabilities                3,296,000      3,721,000
                                         -----------------------------
Net deferred tax assets                      $1,731,000    $ 1,787,000
                                         =============================

The following table summarizes the Company's total provision for income taxes:

                                      1998                1997             1996
                            -------------------------------------------------------
Income tax expense before
 extraordinary item           $     2,282,713     $       903,768    $   1,895,006
Income tax benefit on
 extraordinary item                (2,534,000)                 --               --
                            -------------------------------------------------------
                              $      (251,287)    $       903,768    $   1,895,006
                            =======================================================



Income taxes paid approximated $500,000 in 1998, $315,000 in 1997, and $1,800,000 in 1996.

The Company's net operating loss carryforwards primarily exist in its German subsidiaries and expire in 2009.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


5. Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering substantially all United States hourly employees and employees of its Canadian subsidiary. Benefits of the plans are based on years of service. The Company's funding policy is consistent with the funding requirements of laws and regulations.

The Company also provides postretirement benefits for certain domestic retirees covered under Company-sponsored benefit plans. Participants in these plans may become eligible for these benefits if they reach normal retirement age while working for the Company. The Company's policy is to fund benefit costs as they are provided, with retirees paying a portion of the costs.

Components of net periodic benefit cost are:

                                                    Pension Benefits                 Postretirement Benefits
                                                   1998               1997               1998              1997
                                        ---------------------------------------------------------------------------

Service cost                                     $ 208,778          $ 209,785         $  216,741         $  185,468
Interest cost                                      517,926            486,379            631,317            561,871
Expected return on assets                         (595,512)          (521,338)                 -                  -
Amortization of unrecognized transition
 obligation                                             -                   -            265,789            265,789
Amortization of unrecognized prior
 service cost                                       62,437             62,438             72,456             72,456
Amortization of unrecognized net
 gain                                              (13,946)                 -                  -                  -
                                        ---------------------------------------------------------------------------
Net period benefit cost                          $ 179,683          $ 237,264         $1,186,303         $1,085,584
                                        ===========================================================================

Changes in benefit obligation are:

                                                    Pension Benefits                  Postretirement Benefits
                                                   1998               1997               1998                1997
                                        ----------------------------------------------------------------------------
Benefit obligation at beginning of year         $6,492,321         $6,327,797         $7,512,805          $7,029,367
Service cost                                       208,778            209,785            216,741             185,468
Interest cost                                      517,926            486,379            631,317             561,871
Actuarial (gain)/loss                              110,894           (158,128)           305,889              30,892
Benefits paid                                     (362,330)          (373,512)          (458,490)           (294,793)
                                        ----------------------------------------------------------------------------
Benefit obligation at end of year               $6,967,589         $6,492,321         $8,208,262          $7,512,805
                                        ============================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


5. Employee Benefit Plans (continued)

Changes in plan assets are:

                                                    Pension Benefits                 Postretirement Benefits
                                                  1998               1997               1998              1997
                                        ---------------------------------------------------------------------------
Fair value of assets at beginning of
 year                                           $6,676,144         $5,830,177                 -                 -
Actual return on assets                            473,178          1,048,702                 -                 -
Contributions                                      251,609            170,777                 -                 -
Benefits paid                                     (362,330)          (373,512)                -                 -
                                        ---------------------------------------------------------------------------
Fair value of assets at end of year             $7,038,601         $6,676,144                 -                 -
                                        ===========================================================================

Funded status of the plans are:

                                                    Pension Benefits                  Postretirement Benefits
                                                  1998               1997               1998                1997
                                        ----------------------------------------------------------------------------
Funded status as of end of year                  $  71,012          $ 183,823        $(8,208,262)        $(7,512,805)
Unrecognized transition                                  -                  -          4,252,630           4,518,419
Unrecognized prior service cost                    517,370            579,807            865,131             937,587
Unrecognized net (gain)/loss                      (678,643)          (925,817)           393,596              87,707
                                        ----------------------------------------------------------------------------
Accrued benefit cost                             $ (90,261)         $(162,187)       $(2,696,905)        $(1,969,092)
                                        ============================================================================

The discount rate used in determining the present value of the accumulated postretirement and pension benefit obligation was 8% in 1998 and 1997. The expected long-term rate of return on pension assets was 9% in 1998 and 1997. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.12% declining by .45% per year to an ultimate rate of 6% in 2004. If the assumed healthcare cost trend rate was increased 1% in all future years, the accumulated postretirement benefit obligation would increase by $673,898 and the related expense would increase by $73,951. If the assumed healthcare cost trend rate was decreased 1% in all future years, the accumulated postretirement benefit obligation would decrease by $571,295 and the related expense would decrease by $61,484.

The Company also has a noncontributory defined contribution pension plan covering all United States salaried employees. The Company also has a contributory 401(k) Plan, whereby the Company matches certain employee contributions. Contributions to the defined contribution plan are based on compensation. Total defined contribution expense was $680,000, $620,000 and $550,000 for 1998, 1997 and 1996, respectively.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


6. Segment and Geographic Information

The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements. It also established standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers. The Company reports it segments based on geographic area. The operating segments' accounting policies are consistent with those described in Note 1.

Financial information, summarized by geographic area, is as follows:

                                      1998           1997           1996
                                ---------------------------------------------
Net sales:
  North America                    $113,868,485   $119,577,505   $106,769,838
  International                      25,546,057     27,519,760     25,245,525
                                ---------------------------------------------
                                   $139,414,542   $147,097,265   $132,015,363
                                =============================================

                                       1998            1997            1996
                                ---------------------------------------------
Depreciation and amortization:
  North America                    $  4,772,884   $  3,761,459   $  3,812,343
  International                         676,328      1,238,348        676,216
                                ---------------------------------------------
                                   $  5,449,212   $  4,999,807   $  4,488,559
                                =============================================

                                      1998           1997            1996
                                ---------------------------------------------
Operating Income:
  North America                     $20,375,126    $20,490,870   $ 19,732,612
  International                         921,441         45,741      1,468,223
                                ---------------------------------------------
                                    $21,296,567    $20,536,611   $ 21,200,835
                                =============================================

                                      1998           1997            1996
                                ----------------------------------------------
Long-lived Assets
  North America                     $32,208,926    $30,455,847     $28,111,373
  International                       6,294,439      5,823,453       6,523,114
                                ----------------------------------------------
                                    $38,503,365    $36,279,300     $34,634,487
                                ==============================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries

The $115 million of 9 5/8% senior subordinated notes issued by Numatics, Inc. in 1998 are guaranteed by the Company's United States subsidiaries in which it owns 100% of the voting stock. Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes.

The following supplemental consolidating condensed financial statements present:

     1. Consolidating condensed balance sheets as of December 31, 1998 and 1997, consolidating condensed statements of operations for the years ended December 31, 1998, 1997 and 1996 and consolidating condensed statements of cash flows for the years ended December 31, 1998, 1997 and 1996.

     2. Numatics, Incorporated (the Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Parent's foreign subsidiaries).

     3. Elimination entries necessary to consolidate the parent and all of its subsidiaries.

Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented.

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet

                               December 31, 1998

                                                Guarantor    Non-Guarantor
                                   Parent      Subsidiaries  Subsidiaries   Eliminations   Consolidated
                              -------------------------------------------------------------------------

Trade receivables               $ 11,050,466     $2,531,514    $ 8,025,241                 $ 21,607,221
Inventories                       17,459,136      4,255,940     12,422,707  $ (1,073,000)    33,064,783
Other                              2,739,585        266,581      1,496,130             -      4,502,296
                              -------------------------------------------------------------------------
Total current assets              31,249,187      7,054,035     21,944,078    (1,073,000)    59,174,300

Goodwill, net of
 accumulated amortization          1,519,533             -       3,594,597     1,365,357      6,479,487

Other                             19,674,487         41,707        154,660    (8,057,979)    11,812,875

Intercompany amounts              24,534,213        326,447      4,648,545   (29,509,205)             -

Property, plant and
  equipment, net of
  accumulated  depreciation       26,239,969        827,492      4,956,417             -     32,023,878
                              -------------------------------------------------------------------------
                                $103,217,389     $8,249,681    $35,298,297  $(37,274,827)  $109,490,540
                              =========================================================================

Accounts payable and accrued
 expenses                       $  8,915,518     $1,431,386    $ 3,531,603  $         -    $ 13,878,507
Compensation and
 employee benefits                 3,897,935        111,927        866,211            -       4,876,073
Current portion of
 long-term debt                    2,955,049              -        502,023            -       3,457,072
Other                                498,788         39,344         87,825            -         625,957
                              -------------------------------------------------------------------------
Total current liabilities         16,267,290      1,582,657      4,987,662                   22,837,609

Long-term debt less current
 portion                         149,328,788              -      7,589,120             -    156,917,908

Other                              4,202,480              -        269,399       554,822      5,026,701

Intercompany amounts               8,353,841      4,398,682     16,756,682   (29,509,205)             -

Accumulated deficiency           (74,935,010)     2,268,342      5,695,434    (8,320,444)   (75,291,678)
                              -------------------------------------------------------------------------
                                $103,217,389     $8,249,681    $35,298,297  $(37,274,827)  $109,490,540
                              =========================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)

                                 Balance Sheet

                               December 31, 1997

                                                Guarantor    Non-Guarantor
                                   Parent      Subsidiaries  Subsidiaries   Eliminations   Consolidated
                              -------------------------------------------------------------------------
Trade receivables               $ 11,078,207     $2,188,502    $ 8,907,525                 $ 22,174,234
Inventories                       15,366,392      2,607,696     10,890,070  $   (911,000)    27,953,158
Other                              1,550,468        179,705      1,191,751             -      2,921,924
                              -------------------------------------------------------------------------
Total current assets              27,995,067      4,975,903     20,989,346      (911,000)    53,049,316

Goodwill, net of
 accumulated amortization            457,195              -      3,704,800     2,677,957      6,839,952

Other                              9,069,132          1,707        135,798                    9,206,637

Intercompany amounts              32,664,385        224,501      4,179,442   (37,068,328)             -

Property, plant and
 equipment, net of
 accumulated depreciation         24,183,658        670,466      4,585,224             -     29,439,348
                              -------------------------------------------------------------------------
                                $ 94,369,437     $5,872,577    $33,594,610  $(35,301,371)  $ 98,535,253
                              =========================================================================

Accounts payable and accrued
 expenses                       $  7,167,784     $1,356,896    $ 3,342,078  $          -   $ 11,866,758
Compensation and
 employee benefits                 3,533,317        164,571        876,906             -      4,574,794
Current portion of
 long-term debt                    6,172,595              -        887,465             -      7,060,060
Other                                911,508         46,416      1,120,691             -      2,078,615
                              -------------------------------------------------------------------------
Total current liabilities         17,785,204      1,567,883      6,227,140                   25,580,227

Long-term debt less current
 portion                         129,260,490              -      6,435,647             -    135,696,137

Other                              6,841,006              -             -        348,445      7,189,451

Intercompany amounts               8,961,055      3,122,466     16,179,742   (28,263,263)             -

Accumulated deficiency           (68,359,966)     1,182,228      4,633,729    (7,386,553)   (69,930,562)
                              -------------------------------------------------------------------------
                                $ 94,487,789     $5,872,577    $33,476,258  $(35,301,371)  $ 98,535,253
                              =========================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Operations

                          Year ended December 31, 1998

                                                          Guarantor         Non-Guarantor
                                        Parent          Subsidiaries        Subsidiaries         Eliminations       Consolidated
                              --------------------------------------------------------------------------------------------------

Net sales                             $97,078,969        $17,143,371          $50,749,202       $(25,557,000)       $139,414,542
Costs and expenses                     79,775,555         15,478,431           48,064,301        (25,200,312)        118,117,975
                              --------------------------------------------------------------------------------------------------
Operating income                       17,303,414          1,664,940            2,684,901           (356,688)         21,296,567
Interest and other                     20,842,115            578,609            1,736,588            206,377          23,363,689
                              --------------------------------------------------------------------------------------------------
Net income/(loss)                     $(3,538,701)       $ 1,086,331          $   948,313       $   (563,065)       $ (2,067,122)
                              ==================================================================================================

                            Statement of Operations

                          Year ended December 31, 1997

                                                          Guarantor         Non-Guarantor
                                        Parent          Subsidiaries        Subsidiaries         Eliminations       Consolidated
                              --------------------------------------------------------------------------------------------------

Net sales                            $104,177,704        $13,826,800          $52,979,761       $(23,887,000)       $147,097,265
Costs and expenses                     86,526,823         13,270,334           50,511,809        (23,748,312)        126,560,654
                              --------------------------------------------------------------------------------------------------
Operating income                       17,650,881            556,466            2,467,952           (138,688)         20,536,611
Interest and other                     16,896,743            179,675            2,093,152            103,218          19,272,788
                              --------------------------------------------------------------------------------------------------
Net income                           $    754,138        $   376,791          $   374,800       $   (241,906)       $  1,263,823
                              ==================================================================================================

                            Statement of Operations

                          Year ended December 31, 1996

                                                        Guarantor           Non-Guarantor
                                       Parent          Subsidiaries         Subsidiaries         Eliminations       Consolidated
                              ---------------------------------------------------------------------------------------------------

Net sales                             $93,366,673        $10,391,257           $48,338,433       $(20,081,000)       $132,015,363
Costs and expenses                     76,233,562          9,741,393            44,856,573        (20,017,000)        110,814,528
                              ---------------------------------------------------------------------------------------------------
Operating income                       17,133,111            649,864             3,481,860            (64,000)         21,200,835
Interest and other                     16,347,186            231,710             2,480,683            133,472          19,193,051
                              ---------------------------------------------------------------------------------------------------
Net income                            $   785,925        $   418,154           $ 1,001,177       $   (197,472)       $  2,007,784
                              ===================================================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                          Year ended December 31, 1998

                                                Guarantor    Non-Guarantor
                                   Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------

Net cash provided by
 operating activities           $ 7,934,705     $ (763,635)      $ 407,209   $          -    $ 7,578,279

Cash flows from investing
 activities:
Capital expenditures             (5,386,891)      (304,467)       (913,935)             -     (6,605,293)
Other investments                  (179,429)      (137,864)          9,292              -       (308,001)
                              --------------------------------------------------------------------------
Net cash used in investing
 activities                      (5,566,320)      (442,331)       (904,643)             -     (6,913,294)

Cash flows from financing
 activities:
Debt repayments                   5,422,639              -         438,032              -      5,860,671
Other                            (5,999,988)             -          70,309       (175,907)    (6,105,586)
                              --------------------------------------------------------------------------
Net cash used in financing
 activities                        (577,349)             -         508,341       (175,907)      (244,915)

Intercompany accounts            (1,848,856)     1,172,137         500,812        175,907              -
                              --------------------------------------------------------------------------
Net increase (decrease) in
 cash                               (57,820)       (33,829)        511,719             -         420,070
Cash and cash equivalents, at
 beginning of year                  169,311        102,480         429,281             -         701,072
                              --------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                    $   111,491     $   68,651       $ 941,000   $         -     $ 1,121,142
                              ==========================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)


                            Statement of Cash Flows

                          Year ended December 31, 1997

                                                Guarantor    Non-Guarantor
                                   Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------
Net cash provided by
 operating activities           $11,270,566      $(419,388)     $  195,930   $          -    $11,047,108

Cash flows from investing
 activities:
Capital expenditures             (6,701,675)      (320,413)       (858,668)             -     (7,880,756)
Other investments                    72,681        (25,673)         25,673              -         72,681
                              --------------------------------------------------------------------------
Net cash used in investing
 activities                      (6,628,994)      (346,086)       (832,995)             -     (7,808,075)

Cash flows from financing
 activities:
Debt repayments                  (4,198,225)             -        (716,796)             -     (4,915,021)
Other                             1,600,603              -         (43,602)       (33,339)     1,523,662
                              --------------------------------------------------------------------------
Net cash used in financing
 activities                      (2,597,622)             -        (760,398)       (33,339)    (3,391,359)

Intercompany accounts            (2,043,822)       679,595       1,330,888         33,339
                              --------------------------------------------------------------------------
Net increase (decrease) in
 cash                                   128        (85,879)        (66,575)             -       (152,326)

Cash and cash equivalents, at
 beginning of year                  169,183        188,359         495,856              -        853,398
                              --------------------------------------------------------------------------
Cash and cash equivalents at
 end of year                    $   169,311      $ 102,480      $  429,281   $          -    $   701,072
                               ==========================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


7. Guarantor and Non-Guarantor Subsidiaries (continued)

                            Statement of Cash Flows

                          Year ended December 31, 1996

                                                Guarantor    Non-Guarantor
                                   Parent     Subsidiaries    Subsidiaries   Eliminations   Consolidated
                              --------------------------------------------------------------------------
Net cash provided by
 operating activities           $11,780,002      $(340,559)    $ 1,656,940   $          -    $13,096,383

Cash flows from investing
 activities:
Capital expenditures             (4,723,876)      (101,938)       (768,560)             -     (5,594,374)
Other investments                   123,464          2,168          76,748              -        202,380
                              --------------------------------------------------------------------------
Net cash used in investing
 activities                      (4,600,412)       (99,770)       (691,812)             -     (5,391,994)

Cash flows from financing
 activities:
Debt repayments                  (7,805,556)             -       2,328,380     (2,542,533)    (8,019,709)
Debt issuance costs                 (44,277)             -        (278,718)             -       (322,995)
Other                             1,065,533              -          13,694       (165,627)       913,600
                              --------------------------------------------------------------------------
Net cash used in financing
 activities                      (6,784,300)             -       2,063,356     (2,708,160)    (7,429,104)
Intercompany accounts              (278,216)       589,855      (3,019,799)     2,708,160
                              --------------------------------------------------------------------------
Net increase in cash                117,074        149,526           8,685              -        275,285
Cash and cash equivalents, at
 beginning of year                   52,109         38,833         487,171                       578,113
                              --------------------------------------------------------------------------
Cash and cash equivalents, at
 end of year                    $   169,183      $ 188,359     $   495,856   $               $   853,398
                              ==========================================================================

                             Numatics, Incorporated

                   Notes to Consolidated Financial Statements


8. Quarterly Financial Data (Unaudited)

1998                         1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.        Total
                         --------------------------------------------------------------------

Net sales                  $37,822,637   $35,391,579  $33,891,066  $32,309,260   $139,414,542
Gross profit                14,339,823    13,186,686   12,628,503   11,303,573     51,458,585
Income before
 extraordinary item          1,402,219     1,027,294      933,812     (512,447)     2,850,878
Extraordinary item          (4,918,000)            -            -            -     (4,918,000)
Net income (loss)           (3,515,781)    1,027,294      933,812     (512,447)    (2,067,122)

1997                        1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.       Total
                         -------------------------------------------------------------------

Net sales                  $36,065,270   $37,313,418  $37,190,414  $36,528,163   $147,097,265
Gross profit                13,144,710    14,146,551   13,625,724   12,395,400     53,312,385
Net income (loss)               85,647       983,651      308,005     (113,480)     1,263,823